SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          The Great Train Store Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Names of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1)   Title of each class of securities to which transaction applies:

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         2)   Aggregate number of securities to which transaction applies:

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         3)   Per unit price or  other underlying value  of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]   Fee paid previously with preliminary material.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously.  Identify the previous filing by registration statement
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

                          THE GREAT TRAIN STORE COMPANY
                         14180 DALLAS PARKWAY, SUITE 618
                               DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of                                         May 31, 1996
   The Great Train Store Company:                              Dallas, Texas

The Annual Meeting of the Stockholders of The Great Train Store Company will be held on Tuesday, July 16, 1996, at 10:00 a.m. Central Daylight Savings Time in the offices of the Company at 14180 Dallas Parkway, Suite 618, Dallas, Texas 75240, for the following purposes:

     1. To elect two class II directors to each serve a three-year term and until each director's successor has been elected and qualified;

     2. To consider and vote upon a proposal to approve the amendment of the Company's 1994 Incentive Compensation Plan to increase the number of shares available for issuance from 310,000 to 460,000;

     3. To consider and vote upon a proposal to approve the amendment of the Company's 1994 Director Stock Option Plan to increase the number of shares available for issuance from 20,000 to 50,000 and to provide each non-employee director with an automatic annual award of 2,500 options;

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 30, 1996, will be entitled to vote at the meeting. A list of all stockholders entitled to vote at the annual meeting, arranged in alphabetical order and showing the address of and number of shares held by each stockholder, will be open at the principal office of The Great Train Store Company, 14180 Dallas Parkway, Suite 618, Dallas, Texas 75240, during usual business hours, to the examination of any stockholder for any purpose germane to the annual meeting for 10 days prior to the date thereof. The list of shareholders will also be available at the meeting for examination at any time during the meeting.

A copy of the Company's Annual Report for fiscal year 1995 accompanies this notice.

                                            By Order of the Board of Directors




                                            James H. Levi
                                            Chairman, President, and
                                            Chief Executive Officer

     Whether or not you intend to be present at the meeting, please mark, sign, date, and return the accompanying proxy promptly. A return addressed envelope is enclosed for your convenience.

                          The Great Train Store Company
                         14180 Dallas Parkway, Suite 618
                               Dallas, Texas 75240

                                 PROXY STATEMENT


SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of The Great Train Store Company (the "Company"), for use at the Annual Meeting of Stockholders to be held in the offices of the Company at 14180 Dallas Parkway, Suite 618, Dallas, Texas 75240, July 16, 1996, at 10:00 a.m. CDST and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. This proxy statement and the accompanying proxy card will be first mailed to stockholders on or about June12, 1996. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, telecopy and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses incurred in connection with the distribution of proxy materials.

REVOCABILITY OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company, or the presiding officer at the meeting, in writing of such revocation at any time prior to the voting of the proxy, or by attending the meeting and voting in person, or by submitting a new proxy bearing a later date.

RECORD DATE

Stockholders of record at the close of business on May 30, 1996, will be entitled to vote at the meeting.

ACTION TO BE TAKEN UNDER PROXY

All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted by Cheryl A. Taylor and Stanley R. Herndon, or the one of them who acts, in accordance with the directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the accompanying proxy card, the shares will be voted as follows:

     (1) FOR the election of Joel S. Pollack and John J. Schultz named herein as nominees for directors of the Company to hold office for a term of three years expiring in 1999 and until each director's successor has been duly elected and qualified;

     (2) FOR approval of the amendment of the Company's 1994 Incentive Compensation Plan, which amendment would increase the number of shares of Common Stock available for issuance under the plan to officers and other key employees of the Company from 310,000 to 460,000;

     (3) FOR approval of the amendment of the Company's 1994 Director Stock Option Plan to increase the number of shares available for issuance from 20,000 to 50,000 and to provide each non-employee director with an automatic annual award of 2,500 options;

     (4) According to their judgment, on the transaction of such other business as may properly come before the meeting or any adjournments thereof.

Should the nominee named herein for election as a director become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause the nominee to be unavailable.

                VOTING SECURITIES, PRINCIPAL HOLDERS THEREOF AND
                            CUMULATIVE VOTING RIGHTS

On May 30, 1996, there were 3,145,000 shares of Common Stock, par value $.01 per share ("Common Stock"), outstanding, which constitute all of the outstanding capital stock of the Company. Each stockholder is entitled to cast one vote for each share of record on all matters to be voted on by the stockholders, including the election of directors.

A majority of the outstanding shares present or represented by proxy will constitute a quorum at the meeting. Votes that are withheld in the election of directors, abstentions on all other matters properly brought before the meeting and the proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters (so-called "broker non-votes") will be considered as shares present for purposes of determining a quorum. Under applicable state law and the Company's Certificate of Incorporation (i) an affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting is required for the election of directors, and, (ii) an affirmative vote by a majority of the shares present in person or represented by proxy at the meeting is required to approve all other matters submitted to a vote of the stockholders. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to other matters, abstentions (including proxies which deny discretionary authority on any other matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matters. Broker non-votes will not be treated as shares represented at the meeting as to such matter(s) not voted on and therefore will have no effect.

The following table sets forth as of May 30, 1996 the beneficial ownership of each current director (including the nominee for election as a director), each of the executive officers named in the Summary Compensation Table set forth herein, the executive officers and directors as a group, and each other stockholder known to the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the table have sole voting and investment power.


                                                                  Beneficial Ownership
                                                                  --------------------
                                                              Number of
                                                               Shares              Percent
                                                               ------              -------
    James H. Levi (a)                                         1,183,511             36.7%
          The Great Train Store Company
          85 Larchmont Avenue
          Larchmont, New York 10538
    Joel S. Pollack (b)                                          85,338              2.7%
          1150 Benedict Canyon Drive
          Beverly Hills, California 90210
    John J. Schultz (c)                                           9,000               *
          P.O. Box 1106 - Horseshoe Farm
          Ridgefield, CT 06877
    Charles M. Tureen (d)                                        34,512              1.1%
          Gallop, Johnson & Neuman, L.C.
          101 South Hanley Road, Suite 1600
          St. Louis, Missouri 63105
    Robert M. Warner (e)                                          5,000               *
          1015 Nautilus Lane
          Mamaroneck, New York 10543
    Edmond H. Shea, Jr. for E&M RP Trust (f)                    229,450              7.2%
          655 Brea Canyon Road
          Walnut, CA 91789
    All directors and officers as a group (9 persons)         1,491,886             45.6%

*     Less than 1%

(a) Includes 5,000 shares of Common Stock and 5,000 shares of Common Stock issuable upon exercise of warrants owned by Mr. Levi's spouse. Mr. Levi disclaims beneficial ownership of these shares and warrants. Also includes 75,000 shares of Common Stock issuable upon the exercise of the warrants received by Mr. Levi in conjunction with the private placement of debt in 1994. Includes 4,250 shares of Common Stock issuable upon the exercise of certain employee stock options which first became exercisable in May 1996. Excludes 17,750 shares of Common Stock issuable upon the exercise of certain employee stock options none of which become exercisable before May 1997.

(b) Includes 80,338 shares held of record by The Pollack Family Trust dated May 13, 1986, of which Mr. Pollack and his spouse are co-trustees. Also includes 5,000 shares of Common Stock issuable upon the exercise of options granted upon Mr. Pollack's election as a director. Excludes 2,500 shares of Common Stock issuable upon the exercise of certain director stock options which first become exercisable in September 1996.

(c) Includes 2,000 shares of Common Stock issued upon exercise of warrants which are currently exercisable and 5,000 shares of Common Stock issuable upon the exercise of options granted upon Mr. Schultz's election as a director. Excludes 2,500 shares of Common Stock issuable upon the exercise of certain director stock options which first become exercisable in September 1996.

(d) Includes 29,512 shares held in "The Mary W. Tureen Revocable Trust" of which Mary W. Tureen (spouse of Mr. Tureen) and Mr. Tureen are Co-Trustees. Mr. Tureen disclaims beneficial ownership of these shares. Also includes 5,000 shares of Common Stock issuable upon the exercise of options granted upon Mr. Tureen's election as a director. Excludes 2,500 shares of Common Stock issuable upon the exercise of certain director stock options which first become exercisable in September 1996.

(e) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted upon Mr. Warner's election as a director. Excludes 2,500 shares of Common Stock issuable upon the exercise of certain director stock options which first become exercisable in September 1996.

(f) The foregoing information is based on a Schedule 13D furnished to the Company by Mr. Shea on behalf of E&M RP Trust. Includes 50,000 shares of Common Stock issuable upon the exercise of the warrants received by Mr. Shea in conjunction with the private placement of debt in 1994.


                 PROPOSAL 1 - ELECTION OF TWO CLASS II DIRECTORS
        INFORMATION ABOUT THE NOMINEES AND DIRECTORS CONTINUING IN OFFICE

The Company's Certificate of Incorporation and Bylaws currently provide for three classes of directors, each class serving for a three-year term expiring one year after the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class I and Class III directors expire in 1998 and 1997, respectively. The Board of Directors has nominated Joel
S. Pollack and Jack J. Schultz, who are currently Class II directors, for re-election to each serve a three-year term expiring at the annual meeting of stockholders in 1999. The following table sets forth certain information concerning Mr. Pollack and Mr. Schultz and those directors who are continuing in office.

                         NOMINEE FOR DIRECTOR - CLASS II
                   (to be elected to serve a three-year term)

                                                                        Director
          Name              Age         Position                          Since
          ----              ---         --------                          -----
       Joel S. Pollack       56         Private Investor                  1994
       John J. Schultz       59         Consultant to Retail Industry     1994

Joel S. Pollack has been a Director of the Company since August, 1994. For more than the last five years, Mr. Pollack has been a private investor in Beverly Hills, California. From 1977 to 1987, he was Executive Vice President and Co-Head of Retail Sales at Oppenheimer & Co., Inc., and was employed in various capacities at Hayden Stone and predecessor companies. Mr. Pollack graduated from The Wharton School of the University of Pennsylvania in 1961.

John J. Schultz has been a Director of the Company since August, 1994. Mr. Schultz has more than thirty-five years of experience in the retail industry and since 1993 has been engaged as a consultant specializing in the retail area. He is presently a director of Big Smith Brands, Inc. Previously, Mr. Schultz served as Executive Vice President and General Merchandise Manager for Bloomingdale's Department Stores and Sanger Harris Department Stores, President and Chief Executive Officer of B. Altman & Co., and President of the Retail Services Division and Executive Director of the National Retail Federation. Mr. Schultz is a graduate of Fairleigh Dickenson University in Madison, New Jersey, Dartmouth Institute and the Federated Senior Management Institute.

                   DIRECTORS CONTINUING IN OFFICE - CLASS III
                            (terms expiring in 1997)

                                                                       Director
    Name                Age      Position                               Since
    ----                ---      --------                               -----
    James H. Levi       56       Director,  Chairman of the Board,       1994
                                 President, and Chief Executive
                                 Officer of the Company
    Robert M. Warner    75       Consultant to Retail Industry           1994

James H. Levi has been the Chairman of the Board of Directors, President and Chief Executive Officer and a Director of the Company since its organization in 1985. Since 1992, Mr. Levi has also been President of Levi Company, a real estate and venture investing company, and is involved in a number of investment and other activities. In 1987, he co-founded and, until 1992, served as President of Value Properties, Inc., a real estate investment firm. For more than fifteen years prior thereto, Mr. Levi was President of Oppenheimer Properties, Inc. and a number of related entities and was Executive Vice President and a member of the Executive Committee of Oppenheimer & Co., Inc., investment bankers. He has been responsible for the creation of a large number of enterprises among which was the adaptive reuse of St. Louis Union Station, the location of the original The Great Train Store. Mr. Levi developed The Great Train Store concept and has been the principal owner of the Company and all of its predecessors since inception. He is a graduate of Harvard College and received his M.B.A. degree from Harvard Business School.

Robert M. Warner has been a Director of the Company since August, 1994. For more than ten years, Mr. Warner has been a retail store management consultant whose present clients include many retailers, large and small. He is presently a director of Cherry & Webb, a 50 store women's specialty chain. Previously, Mr. Warner served as President and Chief Executive Officer of Steinbach, Inc., a $200 million department store chain; President and Chief Executive Officer of K-G Retail, Inc., a $100 million men's clothing chain; Senior Vice President of Macy's, Inc., where, among other positions, he served as the General Manager of Macy's-Herald Square store, the largest store in the world. Mr. Warner has also worked for a number of other retail companies as either chief executive officer, director or consultant. Mr. Warner is a graduate of the University of Michigan and received an M.B.A. from the Harvard Business School.

                     DIRECTOR CONTINUING IN OFFICE - CLASS I
                            (terms expiring in 1998)

                                                                      Director
  Name                  Age         Position                            Since
  ----                  ---         --------                            -----
  Charles M. Tureen     65          Attorney-at-law and member           1994
                                    of the firm of Gallop, Johnson
                                    and Neuman, L.C.

Charles M. Tureen has been a Director of the Company since April, 1994. Mr. Tureen has been a member in the St. Louis, Missouri law firm of Gallop, Johnson & Neuman, L.C., since July, 1990. Until June, 1990 and for a number of years prior thereto, he was a principal in the St. Louis, Missouri law firm of Blumenfeld, Sandweiss, Marx, Tureen, Ponfil, and Kaskowitz P.C.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Form 5 and amendments thereto, or written representations that no Form 5 is required, furnished to the Company, the Company believes that each person required to file reports under
Section 16(a) relative to the Company's equity securities has done so on a timely basis.

The Board of Directors of the Company has established an Audit Committee (presently consisting of Mr. Pollack, Mr. Schultz, and Mr. Warner) which has the responsibility of reviewing the scope of the audit and services provided by the Company's independent accountants. The Audit Committee will also meet with the financial staff of the Company to review accounting procedures and policies. The Board of Directors also has established a Compensation Committee (presently consisting of Mr. Tureen, Mr. Warner and Mr. Pollack) which has been given the responsibility of setting and administering the policies which govern the annual compensation of the Company's directors and executive officers, as well as the Company's stock option and other benefit plans. Each of these committees began operating in August 1994. The Board of Directors has also established an Executive Committee (presently consisting of Mr. Levi and Mr. Tureen) with the power to act, if necessary, on a broad range of matters during the interim periods between Board of Directors meetings.

During 1995, the Board of Directors held three meetings, the Audit Committee held two meetings, the Compensation Committee held three meetings, and the Executive Committee held three meetings. During such period each director, other than Joel S. Pollack, attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period and (ii) the meetings held during the period by the Committees of the Board of Directors on which he served. Mr. Pollack was absent on one occasion.

Director Compensation

The Company pays each non-employee director of the Company $750 in cash for each Board meeting and reimburses all directors for out-of-pocket expenses incurred in connection with their attendance at Board meetings. The Company has the option to pay these directors in that number of shares of Common Stock determined by reference to the fair market value of the Common Stock on the meeting date. However, all payments during 1994 and 1995 were made in cash. In addition, pursuant to its 1994 Director Stock Option Plan, the Company granted to each non-employee director, on the date of his initial election, options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the selection. Such options first became exercisable on the first anniversary of the recipient's election as a director.

During 1995, the 1994 Director's Stock Option Plan was amended to award an additional 2,500 options to each non-employee Director and establish an annual award of 2,500 options on the date of each subsequent Annual Meeting of the Stockholders of the Company at which each remains a Director of the Company. Such stock options will be at a price equal to the fair market value of the Common Stock on the date of award. The effectiveness of all stock options awarded as a result of this amendment are expressly conditioned upon the approval of such amendment by the Company's Stockholders, and if such approval is not received on or prior to December 31, 1996, the amendment and all options granted thereunder shall be rescinded and the 1994 Director Stock Option Plan shall continue as if the amendment had never been adopted by the Company's Board of Directors.


                 Certain Relationships and Related Transactions

From time to time, the Company has engaged in various transactions with its directors, executive officers and other affiliated parties. The following paragraphs summarize certain information concerning certain transactions and relationships which have occurred during the last two years or which are presently proposed.

From time to time in the past, Messrs. Levi, Herndon and Glazer have loaned money to the Company by advancing cash and/or deferring salary. At December 30, 1995, the amount of indebtedness, including accrued interest, owed to Messrs. Levi, Herndon and Glazer was $542,171, $364,850 and $18,263, respectively. Until April 12, 1994, such indebtedness accrued interest at a rate of 15% per annum and was payable upon demand. Effective April 12, 1994, Messrs. Levi, Herndon and Glazer agreed to restructure the indebtedness owed to them by the Company. The indebtedness is currently represented by promissory notes (the "Management Notes") which provide for the payment of principal and interest at a rate of 8% per annum, in quarterly installments. The Management Notes may be prepaid by the Company, in whole or in part, at any time without the payment of any premium or penalty. As had been agreed, upon exercise of the Underwriter's over-allotment option the Management Notes were prepaid in 1994 to the extent of one-half of the proceeds ($112,500) received by the Company pursuant thereto. It is further anticipated that the Company will prepay the Management Notes upon exercise of the warrants, the Bridge Warrants, the Underwriter's Option and any options granted under the Company's 1994 Incentive Compensation Plan or 1994 Director Stock Option Plan. On May 25, 1994, Mr. Herndon elected to defer $25,000 per annum of his annual salary. The rate of interest payable on the deferred compensation is variable, approximating 6%, and all accrued amounts are due May 25, 1997. At December 30, 1995, the amount of indebtedness, including accrued interest owed to Mr. Herndon under the deferred compensation arrangement was $45,115.

Under the Agreement of Limited Partnership of The Great Train Store Partners, L.P. (The "Partnership") dated September 1, 1990, as amended, James H. Levi was engaged as a consultant to the Partnership and its general partner, a position he had previously held with The Great Train Store Corporation and The Great Train Store of St. Louis, Inc. In consideration for his consulting services, Mr. Levi was entitled to receive a fee of $25,000 per annum; however, the fees due to Mr. Levi were accrued and not paid. The aggregate consulting fees in the amount of $223,732 were paid out of the net proceeds of the Company's initial public offering (the "Offering"). Upon completion of the Offering and the commencement of compensation under his employment agreement, Mr. Levi's consulting arrangement with the Partnership ceased.

On May 25, 1994, James H. Levi purchased $300,000 of a $750,000 bridge financing which was privately placed in reliance on Section 4(2) of the Securities Act of 1933, as amended. Mr. Levi received 75,000 warrants in connection with the private placement. The net proceeds of such offering were used by the Company to fund part of the costs of constructing and opening new stores and working capital requirements and for other general corporate purposes. The entire principal amount of the bridge financing and accrued interest thereon were repaid out of the net proceeds of the Offering.

In connection with the Reorganization, Mr. Herndon and Mr. Glazer each received 94,050 shares of restricted stock, which vest at August 4, 1996, and will be forfeited to the Company in the event the owner thereof resigns his employment with the Company prior to such vesting date. Such shares were issued as consideration for the agreement of Messrs. Herndon and Glazer for the termination of certain incentive compensation agreements entered into with The Great Train Store Partners, L.P. in 1990. The Company has agreed to register such shares under the Act in the event they may not be sold in compliance with Rule 144 under the Act upon the vesting date. On April 16, 1996 the Board of Directors approved immediate vesting of Michael Glazer's restricted stock and extended the restricted period with respect to the shares previously issued to Stanley Herndon.

Charles M. Tureen, a Director of the Company, is a member of the law firm of Gallop, Johnson & Neuman, L.C. which has been engaged by the Company to render legal services on a variety of matters including the Company's initial public offering. During the fiscal years ended December 30, 1995 and December 31, 1994, the Company incurred legal fees of approximately $43,000 and $149,000, respectively, in connection with legal services rendered by Gallop, Johnson & Neuman, L.C.

The terms and conditions of the foregoing transactions were not negotiated on an arm's-length basis. All future transactions between the Company and its officers, directors, principal stockholders and affiliates are required to be approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances.

                             Executive Compensation

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company's Chief Executive Officer for all services rendered in all capacities to the Company. No other officer of the Company earned compensation of more than $100,000 during any of the three fiscal years ended December 30, 1995.

                           Summary Compensation Table

                                                                              Annual Compensation
                                                                              -------------------
   Name and Principal Position                            Year         Salary          Bonus        Other
   ---------------------------                            ----         ------          -----        -----
James H. Levi                                             1995        $125,000         $   -        $   -
     Chairman of the Board, President, and Chief          1994        $ 61,561 (a)     $   -        $   -
     Executive Officer                                    1993        $ 25,000 (a)     $   -        $   -


(a) Includes amounts paid under a consulting arrangement with The Great Train Store Partners, L.P.

                      Option/SAR Grants in Last Fiscal Year
                                Individual Grants

                                                            Number of           % of Total
                                                            Securities         Options/SARs
                                                            Underlying          Granted to       Exercise or
                                                           Options/SARs        Employees in       Base Price     Expiration
      Name and Principal Position                          Granted (#)         Fiscal Year          ($/sh)          Date
             ---------------------------                   -----------         -----------          ------          ----
James H. Levi
     Chairman of the Board, President and Chief
     Executive Officer                                        5,000(a)             9.9%             $6.20          6/2000

(a) 25% become exercisable annually commencing with the second anniversary of the grant date

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                            FY-End Options/SAR Values

                                                                                      Number Of
                                                                                     Unexercised      Value Of Unexercised
                                                                                     Securities           In-The-Money
                                                        Shares                       Underlying          Options/SARs At
                                                       Acquired                     Options/SARs           FY-End ($)
                                                          On           Value        At FY-End (#)         Exercisable/
                                                       Exercise      Realized       Exercisable/          Unexercisable
           Name and Principal Position                   (#)            ($)         Unexercisable
           ---------------------------                   ----           ----        -------------         -------------
James H. Levi
      Chairman of the Board, President, and
      Chief Executive Officer                              -              -           - / 22,000            - / $62,375

Employment Arrangements with Executive Officers

The Company entered into an employment agreement effective April 12, 1994 with James H. Levi. Under this agreement, which expires August 12, 1999, Mr. Levi has agreed to continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company in exchange for annual base compensation of $125,000, subject to annual adjustment by the Compensation Committee of the Board of Directors. Prior to this arrangement Mr. Levi was entitled to compensation of $25,000 per annum pursuant to his consulting arrangement. Mr. Levi has agreed to devote such time to the business and affairs of the Company as is reasonable and necessary. It is Mr. Levi's intention to devote at least

50% of the customary work week to the Company's business for the foreseeable future. In addition, Mr. Levi is entitled to receive an annual bonus in such amount as the Compensation Committee may determine in its sole discretion to be appropriate. No such bonuses have been paid to date.

In the event Mr. Levi's employment with the Company is terminated for reasons other than for cause, permanent disability or death or there occurs a significant reduction in the position, duties or responsibilities of Mr. Levi (a "Termination") within two years following a "Change of Control" (as defined in the agreement), Mr. Levi will be entitled to an additional bonus of 175% of the Base Compensation payable in the fiscal year in which such termination occurs.

Mr. Levi has also agreed to refrain from disclosing information confidential to the Company or engaging directly or indirectly, in the sale or distribution of merchandise competitive with that sold by the Company during the term of his employment agreement and for two years thereafter without the prior written consent of the Company.


             PROPOSAL 2 - AMENDMENT OF THE GREAT TRAIN STORE COMPANY
                        1994 INCENTIVE COMPENSATION PLAN

GENERAL

On August 25, 1994, the Board of Directors adopted The Great Train Store Company 1994 Incentive Compensation Plan (the "1994 Plan"). In 1995, the Plan was amended in order to increase the number of shares of Common Stock available for issuance from 150,000 to 310,000. On February 14, 1996, the Board of Directors resolved to amend, upon approval by the Company's stockholders, the amended 1994 plan in order to increase the number of shares of Common Stock available for issuance from 310,000 to 460,000 (the "Amendment") and directed that the Amendment be submitted to the stockholders of the Company for their approval. The Amendment will become effective only if the holders of at least a majority of the issued and outstanding shares of Common Stock present at the annual meeting in person or by proxy vote for the approval of the Amendment.

The 1994 Plan is administered by the Compensation Committee of the Board of Directors of the Company. The 1994 Plan authorizes the Compensation Committee to grant, incentive stock options, nonqualified stock options and to award restricted stock to key employees, including officers, as selected by such Committee. The 1994 Plan will expire on, and no awards may be granted thereunder after the tenth anniversary of the plan, subject to the right of the Board of Directors to terminate such 1994 Plan at any time prior thereto. The Board of Directors may amend the 1994 Plan at any time, except no such amendment may impair the rights of recipients of previous grants without such grantee's consent.

An option enables the optionee to purchase shares of Common Stock at the option exercise price. The per share exercise price of any options granted under the plan may not be less than the fair market value of the Common Stock at the time the option is granted, provided that, with respect to an incentive stock option granted to an optionee who is or would be the beneficial owner of more than 10% of the combined voting power of all classes of the Company's stock, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. In order to obtain the shares, a participant must pay the full exercise price to the Company at the time of exercise of the option. The exercise price may be paid in cash or, with the consent of the Compensation Committee, stock of the Company, including stock acquired under the same option. Incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

Incentive stock options and non-qualified stock options may be granted with terms of no more than ten years from the date of grant, provided that in the event the grant of an incentive stock option to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of the Company's stock, the term of such option may not exceed five years. Options will survive for a limited period of time after the optionee s death, disability or normal retirement from the Company. Any shares as to which an option expires, lapses unexercised or is terminated or canceled may be subject to a new option.


             PROPOSAL 3 - AMENDMENT OF THE GREAT TRAIN STORE COMPANY
                         1994 DIRECTOR STOCK OPTION PLAN

GENERAL

On May 10, 1994, the Board of Directors adopted The Great Train Store Company 1994 Director Stock Option Plan (the "1994 Plan"). On September 8, 1995, the Board of Directors resolved to amend, upon approval by the Company's stockholders, the 1994 plan in order to increase the number of shares of Common Stock available for issuance from 20,000 to 50,000 and to provide each non-employee director with an automatic annual award of 2,500 options. The first such award being effective September 8, 1995 (the "Amendment") and directed that the Amendment be submitted to the stockholders of the Company for their approval. The Amendment will become effective only if the holders of at least a majority of the issued and outstanding shares of Common Stock present at the annual meeting in person or by proxy vote for the approval of the Amendment.

The 1994 Plan is administered by the Chairman of the Board of Directors of the Company. The 1994 Plan authorizes the Chairman to grant nonqualified stock options to directors of the Company who are not otherwise officers or employees of the Company or of any subsidiary thereof. Currently, the four non-employee members of the Board of Directors are eligible for this plan. Authority to grant options under the Plan will terminate, if not terminated earlier by the Board, on the tenth anniversary of the plan. The Board of Directors may amend the Plan at any time, except no such amendment may impair the rights of recipients of previous grants without such grantee's consent.

An option enables the optionee to purchase shares of Common Stock at the option exercise price. The per share exercise price of any options granted under the plan may not be less than the fair market value of the Common Stock at the time the option is granted. In order to obtain the shares, a participant must pay the full exercise price to the Company at the time of exercise of the option. The exercise price may be paid in cash or, with the consent of the Compensation Committee, stock of the Company, including stock acquired under the same option. An option may be granted with terms of no more than ten years from the date of grant. Director's options first become exercisable on the first anniversary of the date of grant.

                                NEW PLAN BENEFITS
                         1994 Director Stock Option Plan

           Name and Principal Position              Dollar Value ($)     Number of Units
           ---------------------------              ----------------     ---------------
James H. Levi
      Chairman of the Board, President, and Chief
      Executive Officer                                 $     -                    -
Executive Group                                               -                    -
Non-Executive Directors Group                             5,625               10,000
Non-Executive Officer Employee Group                          -                    -

(a)  Dollar Value is calculated in accordance with Item 402(d) of Regulation SB

                           PROPOSAL 4 - OTHER BUSINESS

Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Proposals for the 1997 Annual Meeting

Proposals of the stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Dallas, Texas not later than February 3, 1997 for inclusion in the proxy statement for that meeting.

Relationship with the Independent Accountants

KPMG Peat Marwick, LLP ("KPMG") served as the independent public accountant for the Company in 1995. The Company's independent public accountant for 1996 will be selected by the Board at a regular Board meeting to be held in 1996. Representatives of KPMG will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On December 28, 1994, the Company engaged KPMG to serve as the Company's principal independent accountant and to audit the Company's financial statements for the fiscal year ended December 31, 1994. Concurrent with the engagement of KPMG, the Company dismissed Arthur Andersen LLP ("Andersen") as the Company's principal independent accountant and auditor.

This change in certifying accountant was recommended by the Audit committee of the Company's Board of Directors and approved by the Board of Directors. The report of Andersen on the financial statements of the Company for the fiscal years ended December 31, 1992 and December 31, 1993, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between Andersen and the Company on any matter of accounting principle or practice, financial statement disclosure or audit scope or procedure, which if not resolved to its satisfaction would have caused Andersen to make reference to the subject matter of any such disagreement in connection with this report.

                                              By Order of the Board of Directors





                                              James H. Levi
                                              Chairman, President, and
                                              Chief Executive Officer


THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY BY DELIVERING A WRITTEN REVOCATION OF YOUR PROXY TO THE SECRETARY OF THE COMPANY.